SEC FILE NUMBER
                                                              000 - 31129

                          UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                           FORM 12b-25

                   NOTIFICATION OF LATE FILING

[X]  Form 10-K     [ ]  Form 20-F    [ ]  Form 11-K   [ ]  Form 10-Q
[ ]  Form 10-D     [ ]  Form N-SAR   [ ]  Form N-CSR

For period ended: December 31, 2005

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended:   N/A

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Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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PART I - REGISTRANT INFORMATION

Holmes Herbs, Inc.
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Full Name of Registrant

8655 East Via De Ventura, Suite G200
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Address of Principal Executive Office

Scottsdale, Arizona 85258
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City, State and Zip Code


PART II - RULES 12b-25 (b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
      (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and
      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached, if applicable.

PART III - NARRATIVE

Without unreasonable effort and expense, the Company was unable to prepare the financial statements for the year ended December 31, 2005 in sufficient time to allow the timely filing of this annual report.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

        John F. Metcalfe          206            245-4779
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        (Name)                   (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been
        filed?  If the answer is no, identify report(s).      [X] Yes  [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
        report or portion thereof?                            [ ] Yes  [X] No


                        Holmes Herbs, Inc.
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           (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



                                             /s/ John F. Metcalfe
Date:   March 31, 2006                 By:________________________________
                                             John F. Metcalfe
                                             President